Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Net Income Per Share of $4.59 Versus
$5.07 Prior Year, and Record Core Operating Income Per Share of
$3.82, Up 51.6%; P&C Combined Ratio Was a Record 84.3%; Global
P&C Commercial Lines Net Premiums Written Up 10.3%, or 11.9% in
Constant Dollars

•	Net income was $1.97 billion versus $2.30 billion prior year and core operating income was $1.64 billion versus $1.14 billion prior year.
•

Consolidated net premiums written were up 6.2%, or 8.1% in constant dollars. Global P&C net premiums written, which exclude Agriculture, were up 8.8%, or 10.7% in constant dollars, driven by growth in commercial lines of 11.9% and consumer lines of 7.9%.

•

North America P&C net premiums written were up 6.8%, with commercial lines excluding Agriculture up 10.5%, consumer lines up 7.0%, and Agriculture down 65.9%. Agriculture included a $161 million return of premium to the federal government under the profit-sharing agreement reflecting the profitable 2021 crop year. Overseas General P&C net premiums written were up 6.5%, or 11.9% in constant dollars, including growth in commercial lines of 13.6% and consumer lines of 9.0%.

•

P&C underwriting income was a record $1.28 billion, up 106.2%, leading to a record P&C combined ratio of 84.3%, compared with 91.8% prior year. P&C current accident year underwriting income excluding catastrophe losses was $1.38 billion, up 21.7%, leading to a record P&C current accident year combined ratio excluding catastrophe losses of 83.5%, compared with 85.2% prior year.

•	Total pre-tax and after-tax P&C catastrophe losses were $333 million and $290 million, respectively, compared with $700 million and $570 million, respectively, last year.
•	Operating cash flow was $2.44 billion.
•	Annualized return on equity (ROE) was 13.6% and annualized core operating ROE was 11.3%. Annualized core operating return on tangible equity (ROTE) was 17.1%.

ZURICH – April 26, 2022 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2022 of $1.97 billion, or $4.59 per share, and core operating income of $1.64 billion, or $3.82 per share. The P&C combined ratio was 84.3% compared to 91.8% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 83.5% compared to 85.2% prior year. Book and tangible book value per share decreased 4.4% and 6.8%, respectively, from December 31, 2021 and now stand at $133.82 and $87.93, respectively. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $3.57 billion in the company’s investment portfolio, principally due to the mark-to-market impact from rising interest rates in our fixed income portfolio. The mark-to-market impact resulted in an unrealized loss position of $1.58 billion at March 31, 2022, compared with an unrealized gain position of $2.26 billion at December 31, 2021. Book and tangible book value per share excluding net unrealized investment gains (losses) increased 2.1% and 2.9%, respectively.

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Chubb Limited News Release

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2022	2021	Change	2022	2021	Change

Net income	$1,974	$2,300	(14.2)%	$4.59	$5.07	(9.5)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	9	16	(43.8)%	0.02	0.04	(50.0)%
Adjusted net realized (gains) losses, net of tax	(343)	(1,174)	(70.8)%	(0.79)	(2.59)	(69.5)%

Core operating income, net of tax	$1,640	$1,142	43.6%	$3.82	$2.52	51.6%

Annualized return on equity (ROE)	13.6%	15.5%
Core operating return on tangible equity (ROTE)	17.1%	12.8%
Core operating ROE	11.3%	8.2%

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had an excellent start to the year with record operating earnings and underwriting results, double-digit commercial premium growth accompanied by rate increases in excess of loss cost, and growing momentum in our consumer businesses globally. Core operating income per share of $3.82 was up 52%, P&C underwriting income more than doubled, and our P&C combined ratio was 84.3% – all records.

“Global P&C premiums, which exclude agriculture, increased 10.7% in constant dollars in the quarter, with commercial up 12% and consumer up 8%, though on a published basis growth was impacted by the increased strength of the dollar. Commercial premiums excluding agriculture increased 10.5% in North America and 13.6% in our international operations. Commercial P&C rates, which increased 8.7% and circa 10%, respectively, in our North America and international businesses, continue to exceed loss costs. Agriculture premiums were down in the quarter simply because of a return in premium to the government based on profitability last year and how revenue and losses are shared – a formulaic process.

“In our international consumer lines, growth is steadily recovering, with personal lines premiums up 10% and personal accident and supplemental health premiums up 8.6% in constant dollars. Our U.S. high net worth personal lines business had an excellent quarter, with growth of 7.4%.

“On the asset side of the balance sheet, adjusted net investment income was just over $900 million for the quarter. Given rising interest rates and widening spreads, we expect investment income to increase from here.

“We are off to a great start to the year, and I remain optimistic and confident in our ability to outperform.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2022 were as follows:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2022	2021	Change

P&C
Net premiums written (increase of 9.0% in constant dollars)	$8,613	$8,042	7.1%
Commercial P&C (increase of 9.4% in constant dollars)	$6,157	$5,707	7.9%
Consumer P&C (increase of 7.9% in constant dollars)	$2,456	$2,335	5.2%
Underwriting income	$1,283	$622	106.2%
Combined ratio	84.3%	91.8%
Current accident year underwriting income excluding catastrophe losses	$1,376	$1,130	21.7%
Current accident year combined ratio excluding catastrophe losses	83.5%	85.2%

Global P&C (excludes Agriculture)
Net premiums written (increase of 10.7% in constant dollars)	$8,551	$7,859	8.8%
Commercial P&C (increase of 11.9% in constant dollars)	$6,095	$5,524	10.3%
Consumer P&C (increase of 7.9% in constant dollars)	$2,456	$2,335	5.2%
Underwriting income	$1,231	$612	101.0%
Combined ratio	85.0%	91.9%
Current accident year underwriting income excluding catastrophe losses	$1,350	$1,114	21.1%
Current accident year combined ratio excluding catastrophe losses	83.6%	85.2%

•

Consolidated net premiums earned increased 6.4%, or 8.0% in constant dollars. P&C net premiums earned increased 7.5%, or 9.1% in constant dollars, comprising growth in commercial and consumer lines of 9.9% and 2.2%, respectively, or 11.1% and 4.7%, respectively, in constant dollars.

•	Pre-tax net investment income was $822 million compared with $863 million prior year, and adjusted net investment income was $901 million compared with $930 million prior year.
•	Total capital returned to shareholders was $1.34 billion, including share repurchases of $1.0 billion, at an average purchase price of $205.53 per share, and dividends of $340 million.
•

Total pre-tax and after-tax P&C catastrophe losses were $333 million (4.0 percentage points of the combined ratio) and $290 million, respectively, compared with $700 million (9.1 percentage points of the combined ratio) and $570 million, respectively, last year. The pre-tax catastrophe losses of $333 million comprised approximately 55% in North America P&C Insurance and 45% in Overseas General Insurance.

•

Total pre-tax and after-tax favorable prior period development were $240 million (3.2 percentage points of the combined ratio) and $195 million, respectively, compared with $192 million (2.5 percentage points of the combined ratio) and $156 million, respectively, last year.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2022 are presented below:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$5,281	$4,945	6.8%
Commercial P&C	$3,934	$3,687	6.7%
Consumer P&C	$1,347	$1,258	7.0%
Combined ratio	80.6%	91.7%
Current accident year combined ratio excluding catastrophe losses	81.2%	82.9%

North America Commercial P&C Insurance
Net premiums written	$4,039	$3,664	10.2%
Commercial P&C excluding A&H	$3,872	$3,504	10.5%
Major accounts retail and excess and surplus (E&S) wholesale	$2,195	$2,004	9.5%
Middle market and small commercial	$1,677	$1,500	11.8%
Accident and health (A&H)	$167	$160	4.4%
Combined ratio	81.1%	90.6%
Current accident year combined ratio excluding catastrophe losses	81.7%	84.2%

North America Personal P&C Insurance
Net premiums written (1)	$1,180	$1,098	7.4%
Combined ratio	83.5%	95.1%
Current accident year combined ratio excluding catastrophe losses	79.6%	78.6%

North America Agricultural Insurance
Net premiums written	$62	$183	(65.9)%
Net premiums written excluding return premium for the 2021 crop year	$223	$183	22.0%
Combined ratio	NM	90.9%
Current accident year combined ratio excluding catastrophe losses	79.5%	84.7%

Overseas General Insurance
Net premiums written (increase of 11.9% in constant dollars)	$3,079	$2,890	6.5%
Commercial P&C (increase of 13.6% in constant dollars)	$1,970	$1,813	8.6%
Consumer P&C (increase of 9.0% in constant dollars)	$1,109	$1,077	3.0%
Combined ratio	88.9%	88.7%
Current accident year combined ratio excluding catastrophe losses	85.5%	87.6%

(1)	Net premiums written increased 5.6% excluding, primarily, reinstatement premiums and exposure-related cancellations in California.

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.5 percentage points, including a 1.9 percentage point decrease in the loss ratio and a 0.6 percentage point decrease in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses increased 1.0 percentage point, including a 0.9 percentage point increase in the expense ratio.

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Chubb Limited News Release

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 5.2 percentage points, including a 4.6 percentage point decrease in the expense ratio and a 0.6 percentage point decrease in the loss ratio.

•

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.1 percentage points, including a 1.6 percentage point decrease in the expense ratio and a 0.5 percentage point decrease in the loss ratio.

•

Global Reinsurance: Net premiums written were $253 million, up 22.0%. The combined ratio was 79.0%, compared with 96.4% prior year. The current accident year combined ratio excluding catastrophe losses was 79.9% compared with 78.0% prior year.

•

Life Insurance: Net premiums written were $586 million, down 5.5%, or 3.5% in constant dollars, and segment income was $115 million, up 10%. International life insurance net premiums written decreased 4.5%, or 0.4% in constant dollars, while net premiums written and deposits collected were down 1.1%, or were flat in constant dollars. International life insurance segment income increased 14.9%. Combined Insurance North America net premiums written decreased 7.4%, driven by the continuing impact of the pandemic on face-to-face and worksite sales, and segment income increased 6.1%.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2022, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 27, 2022 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-304-0389 (within the United States) or 313-209-5140 (international), passcode 6283723. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, May 11, 2022 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written excluding return premium for the 2021 crop year is net premiums written in Q1 2022 adjusted to exclude the $161 million of return premium to the federal government related to the 2021 crop year true-up in the North America Agricultural Insurance segment. We believe this measure is meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $16 million and $26 million in Q1 2022 and Q1 2021, respectively, and including investment income of $63 million and $41 million in Q1 2022 and Q1 2021, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses) and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of

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Chubb Limited News Release

these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt, related to the Chubb Corp acquisition due to the size and complexity of this acquisition. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding unrealized investment gains (losses), excludes the mark-to-market on the company’s fixed maturities portfolio. We believe that excluding these net unrealized gains (losses) would highlight the underlying growth in book value and tangible book value without the impact of interest rate volatility.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

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Chubb Limited News Release

See the reconciliation of Non-GAAP Financial Measures on pages 26-30 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited Summary Consolidated Balance Sheets (in millions of U.S. dollars, except per share data) (Unaudited)

	March 31 2022	December 31 2021

Assets
Investments	$118,247	$122,323
Cash	1,734	1,659
Insurance and reinsurance balances receivable	11,452	11,322
Reinsurance recoverable on losses and loss expenses	17,761	17,366
Goodwill and other intangible assets	20,643	20,668
Other assets	28,153	26,716

Total assets	$197,990	$200,054

Liabilities
Unpaid losses and loss expenses	$73,844	$72,943
Unearned premiums	19,586	19,101
Other liabilities	47,862	48,296

Total liabilities	$141,292	$140,340

Shareholders’ equity
Total shareholders’ equity	56,698	59,714

Total liabilities and shareholders’ equity	$197,990	$200,054

Book value per common share	$133.82	$139.99
Tangible book value per common share	$87.93	$94.38
Book value per common share excluding cumulative translation losses (1)	$138.72	$145.02
Tangible book value per common share excluding cumulative translation losses (1)	$91.25	$97.70

(1)	Cumulative translation losses were $2.1 billion in both 2022 and 2021 ($1.4 billion on tangible and $0.7 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended March 31
	2022	2021
Gross premiums written	$11,504	$10,545
Net premiums written	9,199	8,662
Net premiums earned	8,746	8,221
Losses and loss expenses	4,787	5,053
Policy benefits	145	167
Policy acquisition costs	1,737	1,665
Administrative expenses	778	744
Net investment income	822	863
Net realized gains (losses)	101	887
Interest expense	132	122
Other income (expense):
Gains (losses) from separate account assets	(31)	4
Other	341	486
Amortization of purchased intangibles	71	72
Income tax expense	355	338

Net income	$1,974	$2,300

Diluted earnings per share:
Net income	$4.59	$5.07
Core operating income	$3.82	$2.52

Weighted average diluted shares outstanding	429.8	453.3

P&C combined ratio
Loss and loss expense ratio	56.5%	63.7%
Policy acquisition cost ratio	19.3%	19.5%
Administrative expense ratio	8.5%	8.6%

P&C combined ratio	84.3%	91.8%

P&C underwriting income	$1,283	$622

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